UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported)
October 17, 2007
Luminent Mortgage Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-31828	06-1694835

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 California Street, Suite 1350
San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 217-4500
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Chief Financial Officer Succession Plan
     On October 22, 2007, we announced that Christopher J. Zyda resigned as our senior vice president, chief financial officer and corporate secretary effective December 31, 2007. Mr. Zyda resigned because we are consolidating our business operations in Philadelphia, Pennsylvania and closing our San Francisco, California office effective as of December 31, 2007. Mr. Zyda determined not to accept our offer to relocate to Philadelphia.
     We also announced the appointment of Karen Chang, who is currently our vice president and controller, as our senior vice president and chief financial officer effective January 1, 2008.
     Ms. Chang commenced her services as our vice president and controller shortly before our initial public offering in 2003. Her key responsibilities currently include internal and external financial reporting, implementing accounting standards and establishing policies and procedures. From 1996 to 2003, Ms. Chang was employed by Deloitte & Touche LLP, where she provided assurance services to clients in the financial services industry. Ms. Chang is a certified public accountant.
Employment Agreement with Ms. Chang
     On October 17, 2007, we entered into an employment agreement with Ms. Chang, who will continue to serve as our controller at her current salary plus a retention bonus of $290,000 during the period ending December 31, 2007 and, commencing January 1, 2008, will serve as our senior vice president and chief financial officer. A summary of the principal terms of the employment agreement with Ms. Chang are as follows:
•	Ms. Chang will receive an annual base salary $300,000, plus a minimum annual bonus of not less than $300,000 for 2008 and not less than $125,000 for subsequent years.

•	Ms. Chang will receive annual restricted stock awards as may be fixed in the discretion of our board of directors based upon our performance and the contribution of Ms. Chang to that performance. Each award will vest over three years at the rate of one-third each year on the anniversary date of each award and will vest in full upon a change of control.

•	The term of our employment agreement with Ms. Chang is two years, and the term automatically extends every day by one day so that the employment term is two years at all times, unless Ms. Chang or we notify the other of the termination of the automatic extension.

•	In the event that we terminate the employment of Ms. Chang without cause or Ms. Chang terminates her employment with us for good reason, as those terms are defined in the employment agreement, she is entitled to payment of her base salary and minimum annual cash bonus for the remaining term of her employment agreement and any unvested portion of her restricted stock awards would automatically vest immediately.

•	We have agreed to reimburse Ms. Chang for the costs of her relocation to Philadelphia.
     We have included a copy of Ms. Chang’s employment agreement as an exhibit to this Form 8-K Report, and such agreement is incorporated herein by reference.
Amendment to Employment Agreement for S. Trezevant Moore, Jr.
     On October 22, 2007, we entered into an amendment to the employment agreement between us and S. Trezevant Moore, Jr., our president and chief executive officer, to set forth and confirm the respective rights and obligations we and Mr. Moore have as a result of the effectiveness of certain final regulations under Section 409A of the Internal Revenue Code of 1986, as amended.
Item 7.01. Regulation FD Disclosure.
     On October 22, 2007, we issued a press release announcing the resignation of our chief financial officer and the appointment of his successor. A copy of that press release is furnished as Exhibit 99.1 to this Form 8-K Report.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Employment Agreement dated as of October 17, 2007 between Luminent Mortgage Capital, Inc. and Karen Chang.

10.2	Amendment No. 1 to Employment Agreement dated as of October 22, 2007 between Luminent Mortgage Capital, Inc. and S. Trezevant Moore, Jr.

99.1	Press Release dated October 22, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMINENT MORTGAGE CAPITAL, INC.
By:	/s/ Christopher J. Zyda
Christopher J. Zyda,
Senior Vice President and Chief Financial Officer

Date: October 22, 2007

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